Exhibit 99.1
Clear Channel Communications, Inc. Enters into Merger Agreement with Private Equity Group Co-Led By Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.
Clear Channel Shareholders offered $37.60 per share in cash; Transaction valued at $26.7 billion
San Antonio, Texas, November 16, 2006...Clear Channel Communications, Inc. (NYSE: CCU), a global leader in the out-of-home advertising industry, today announced the execution of a definitive merger agreement with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC, pursuant to which the group will acquire Clear Channel in a transaction with a total value of approximately $26.7 billion, including the assumption or repayment of approximately $8.0 billion of net debt.
Under the terms of the agreement, Clear Channel shareholders will receive $37.60 in cash for each share of Clear Channel common stock they hold, representing a premium of approximately 25% over Clear Channel’s average closing share price of $29.99 during the 30 trading days ended October 24, 2006, the day before the Company first acknowledged that it was evaluating strategic alternatives.
Morgan Stanley, Citigroup, and Deutsche Bank as well as Credit Suisse, RBS and Wachovia are acting as financial advisors and providing firm financing commitments to the private equity group. Morgan Stanley, Citigroup, Deutsche Bank, Credit Suisse and RBS are also providing equity commitments.
The board of directors of Clear Channel, with the interested directors recused from the vote, has unanimously approved the merger agreement and has resolved to recommend that Clear Channel’s shareholders adopt the agreement. A special advisory committee consisting of disinterested directors unanimously determined the terms of the transaction to be fair.
Mark P. Mays, the Chief Executive Officer of Clear Channel, said, “We are very pleased to announce this transaction which provides substantial value to our shareholders. We look forward to working with Thomas H. Lee Partners and Bain Capital Partners to continue our business plan to provide exceptional programming to our audiences and value to our advertising partners.”
Scott Sperling, Co-President of Thomas H. Lee Partners, stated, “Clear Channel is one of the nation’s truly great companies that has the finest collection of outdoor and radio assets in the industry. We are extremely pleased to be partnered with the management team led by Mark and Randall Mays and to have the opportunity to work with them and to grow this company that was created by its Chairman and founder, L. Lowry Mays. Clear Channel has tremendous long term growth opportunities in both the radio and outdoor businesses and we look forward to partnering with Mark and Randall to create value in the years ahead.”
John Connaughton, a Managing Director at Bain Capital, said, “We are very impressed with Clear Channel’s strong management team and the company’s leadership positions in a variety of markets and media formats. Clear Channel is an exceptional media franchise that is well-positioned to grow thanks to the solid foundation the Mays family has created. We look forward to partnering with Clear Channel as it continues to innovate in meeting the changing needs of the audiences and advertisers it serves.”
The merger does not require the consent of unsecured note holders and is not conditioned upon a merger, consolidation or going private transaction involving Clear Channel Outdoor Holdings, Inc.
The merger is subject to the approval of Clear Channel’s shareholders, requisite regulatory approvals and customary closing conditions. Under the merger agreement, Clear Channel may solicit competing bids from third parties through December 7, 2006, and may negotiate with parties that submit competing proposals by that time until January 5, 2007.
Clear Channel may, at any time, subject to the terms of the merger agreement, respond to unsolicited proposals. If Clear Channel accepts a superior proposal, a break up fee would be payable by the Company. There can be no assurance that the solicitation of proposals will result in any alternative transaction.
At the request of the disinterested directors, three members of senior management have agreed to significantly reduce payments that could be payable upon a change of control by an amendment to their employment agreements.
Clear Channel also today announced, by separate press release, that it intends to solicit buyers for 448 radio stations in selected small markets as well as for its television broadcasting division. The merger is not conditioned on the consummation of any of these sale transactions.
Goldman, Sachs & Co. is acting as exclusive financial advisor to Clear Channel and Lazard Frères & Co. LLC is acting as financial advisor to the special advisory committee. Goldman, Sachs & Co. and Lazard Frères & Co. LLC have each delivered a fairness opinion to the Board and special advisory committee, respectively. Akin Gump Strauss Hauer & Feld LLP is acting as legal advisor for Clear Channel and Sidley Austin LLP is acting as legal advisor for the special advisory committee. Ropes & Gray LLP and Dow Lohnes PLLC are serving as legal advisors to the private equity group.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in “gone from home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
About Bain Capital Partners, LLC
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.
About Thomas H. Lee Partners, LP
Thomas H. Lee Partners, L.P. is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $100 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include Dunkin Brands, VNU, Michael Foods, Houghton Mifflin Company, Fisher Scientific, Experian, TransWestern, Snapple Beverage and ProSiebenSat1 Media.

Important Additional Information will be filed with the SEC
In connection with the proposed merger, Clear Channel will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Clear Channel at the SEC’s website at http://www.sec.gov. The proxy statement and other documents may also be obtained for free from Clear Channel by directing such request to Clear Channel, Inc., Investor Relations, 200 E. Basse Road, San Antonio, Texas 78209, Telephone (210) 822-2828.
Clear Channel and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Clear Channel’s participants in the solicitation, which may be different than those of Clear Channel shareholders generally, is set forth in Clear Channel’s proxy statement for its 2006 Annual Meeting of Shareholders previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Clear Channel and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Clear Channel Communications, Inc. — Investors
Randy Palmer
Senior Vice President of Investor Relations
(210) 822-2828
Clear Channel Communications, Inc. — Media
Lisa Dollinger
Chief Communications Officer
(210) 822-2828

Thomas H. Lee Partners
Matt Benson
(415) 618-8750
Bain Capital Partners
Alex Stanton
(212) 780-0701